Exhibit 10.42

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement (this "Agreement"), is effective as of the date of the last signature (the "Effective Date"), and is entered into between AVITA Medical Americas, LLC having its principle place of business at 28159 Avenue Stanford, Suite 220 Valencia, CA ("Seller"), and PolyMedics Innovation GmbH having its principle place of business at Heerweg 15 D, Denkendorf, 73770 Germany ("Distributor", and together with Seller, the "Parties", and each, a "Party"). This Agreement replaces and supersedes any prior agreements between the Parties, which are of no further effect.

WHEREAS, Seller is in the business of manufacturing and selling the Products (as defined in Schedule A) in the United States;

WHEREAS, Distributor intends to market and sell the Products in Germany, Austria, and Switzerland (the “Territory”) with the option for expansion of the Territory to [******] at Seller’s sole discretion in accordance with Section 1.2 below;

WHEREAS, Seller desires to appoint Distributor as its exclusive distributor to sell the Products to customers located in the Territory and Distributor desires to accept such appointment, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Exclusive Appointment & Right of First Refusal.
1.1
Exclusive Appointment. Seller appoints Distributor as its exclusive authorized distributor of the Products listed in Schedule A within the Territory during the Term and Distributor accepts such appointment. Distributor shall not directly or indirectly actively market, advertise, promote, sell, or distribute the Products to any person or entity located outside the Territory, including selling, or distributing the Products to any person where ultimate resale to any person or entity outside the Territory occurs or is reasonably foreseeable to occur. Seller shall not directly or indirectly actively market, advertise, promote, sell, or distribute the Products to any person or entity located in the Territory, including selling, or distributing the Products to any person where ultimate resale to any person or entity in the Territory occurs or is reasonably foreseeable to occur.
1.2
If Seller intends to grant distribution rights for [******] to a third party, Seller shall in advance inform Distributor and distributor shall have, within 30 days after receipt of that information, the right of first negotiation for the respective countries and if Distributor and Seller successfully negotiate terms of such distribution rights, the respective countries shall be added to the exclusive appointment under Section 1.1 above and the Parties shall convene and agree in good faith on a reasonable Minimum Purchase Requirement for those countries.
2.
Conduct of the Parties. The Parties agree that the essence of their business relationship shall be built on providing both Parties with predictability, responsiveness, dependability, and communication. To that end, the Parties agree:

2.1
Upon receipt of a reasonable request for a specific action, the receiving Party shall reply within five business days stating either (i) the date upon which it will provide the corresponding deliverable, or (ii) a counter proposal for achieving the same business goal.
2.2
Should any governmental entity with jurisdiction over the use or sale of the Products in the Territory request information that is in the other Party’s possession, that Party shall have three business days from the date of receipt of such request to (i) provide the information to the requesting Party; or (ii) propose an alternative due date for the deliverable.
2.3
Should either Party experience difficulty in meeting the terms in this Section 2, that Party shall promptly communicate the difficulty to the other Party’s designated contact.
3.
Distribution Services
3.1
Distributor Obligations. Distributor shall:
(a)
comply with all local laws and regulations regarding the marketing, promotion, and sale of the Products;
(b)
during the Term and any extension of the Term, not engage, directly or indirectly, without the written consent of Seller, in the sale in the Territory, production for the Territory, licensing for the Territory, promotion, advertising, or distribution of any multi-phenotype suspension of spray-on skin cells (“Competing Products”) in the Territory.
(c)
market, advertise, promote, and sell the Products in the Territory in a manner that reflects favorably at all times on the Products and the good name, goodwill, and reputation of Seller and consistent with good business practice, in each case using its reasonable best efforts to maximize the sales volume of the Products;
(d)
maintain a place or places of business in the Territory, including adequate office, storage, and warehouse facilities and all other facilities as required for Distributor to perform its duties under this Agreement;
(e)
purchase and maintain at all times a representative quantity of each Product sufficient for and consistent with the needs of customers in the Territory;
(f)
have sufficient knowledge of the industry and products competitive with the Products (including specifications, features, and benefits) so as to be able to explain in detail to customers:
(i)
the differences between the Products and competing products; and
(ii)
information on standard protocols and features of each Product;
(g)
establish and maintain a sales and marketing organization sufficient to develop to the satisfaction of Seller the market potential for the sale of the Products, and independent sales representatives, facilities, and a distribution organization sufficient to make the Products available for shipment by Distributor to each of its customers in the Territory within a reasonable period of time on receipt of order;

(h)
develop and execute a marketing plan sufficient to fulfill its obligations under this Agreement;
(i)
not make any materially misleading or untrue statements concerning Seller or the Products, including refraining from any disparagement of Seller or the Products;
(j)
submit to Seller complete and accurate monthly reports including at a minimum the items listed in Schedule B and maintain books, records and accounts of all transactions and permit full examination thereof by Seller; and
(k)
use commercially reasonable efforts to take all steps necessary in order to have the Products declared reimbursable by the relevant payors in the Territory as soon as possible, but no later than [******].
3.2
Seller Obligations. Seller shall:
(a)
provide any information and support that may be reasonably requested by Distributor regarding the marketing, advertising, promotion, and sale of Products;
(b)
allow Distributor to participate, at its own expense, in any marketing, advertising, promotion, and sales programs or events that Seller may make generally available to its authorized distributors of Products, provided that Seller may alter or eliminate any program at any time;
(c)
provide promotional information and material for use by Distributor in accordance with this Agreement;
(d)
once per calendar year, provide up to four nonconsecutive weeks of in-person training to Distributor employees at Distributor’s facility. Distributor must explicitly request this training in writing and Seller shall respond within thirty days;
(e)
respond to Distributor’s questions related to technical or market access issues within five business days; and
(f)
Promptly obtain and during the Term always maintain full marketing authorization for the Products in the whole Territory under applicable law.
3.3
Regulatory Obligations.
(a)
Distributor shall not, except with the prior written approval of Seller, (i) make available in the Territory a Product under Distributor’s name, registered trade name or registered trademark, (ii) change the intended purpose of a Product, or (iii) modify a Product in such a way that compliance with the applicable requirements may be affected.
(b)
Seller shall be responsible for maintaining EU and Swiss CE marks.
(c)
Seller has appointed Emergo Europe B.V. as authorized representative in accordance with Art. 11 of regulation (EU) 2017/745 on medical devices, as amended from time to time and Emergo Europe B.V. as authorized representative in accordance with applicable Swiss medical devices regulations (each a “Seller Regulatory Representative”), each as amended from time to time. Seller may at any time change the Seller Regulatory Representatives and notify Distributor. Subject to and in accordance with instructions by Seller, Distributor shall involve the Seller Regulatory Representatives in all regulatory matters in the EU and Switzerland in accordance with regulation applicable laws, including (i) to provide copies of the regulatory documentation and updates thereof as well as copies of any requests by competent regulatory authorities, (ii) to involve it in any discussions or communications with health authorities or in connection with regulatory approvals, (iii) to involve it in any regulatory actions in the Territory, (iv) to inform it about complaints and reports from healthcare professionals, patients and users about suspected incidents related to a Product, and (v) to support the Seller Regulatory Representatives upon request in all other matters and means deemed necessary by an Seller Regulatory Representative.
(d)
Distributor shall keep up to date records demonstrating at all times to which Customers it has sold any Product and require any of its customers who are not end customers to so, allowing for a traceability of the Products to the final customer.
(e)
The Parties may specify or change the regulatory obligations with respect to the performance of this Agreement by entering into a separate Quality Agreement.
4.
Agreement to Purchase and Sell Products; Minimum Purchase Requirements.
4.1
Terms of Sale; Orders. Seller shall make available and sell Products to Distributor at the prices and under the terms and conditions of this Section 4.
4.2
Price.
(a)
For every quarter of the calendar year 2024 and thereafter, no later than the 15th day of the first month of each quarter, Distributor shall provide monthly the report described in Schedule B. The price of the Products for that quarter shall be 50% of the average sales price (“ASP”) of the product from the second last quarter. The ASP shall be expressed in Euros and sales made in Swiss Francs shall, for the calculation of the ASP, be converted by the Distributor to Euros.
(b)
All prices are exclusive of all sales, use and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any governmental authority on any amounts payable by Distributor under this Agreement.
(c)
Distributor is responsible for all charges, costs, and taxes, provided that, Distributor is not responsible for any taxes imposed on, or regarding, Seller's income, revenues, gross receipts, personnel or real or personal property or other assets.
(d)
Distributor shall pay interest on all late payments, calculated daily and compounded monthly, at the lesser of the rate of ten percent per month or the highest rate permissible under applicable law, whichever is lower.
4.3
Payment Terms. Distributor shall pay all properly invoiced amounts due to Seller within sixty days from Distributor's receipt of such invoice. Distributor shall make all payments in United States Dollars (USD) by wire transfer or automated clearing house. Seller’s bank wire information is provided in Schedule A.
4.4
Availability/Changes in Products. Seller may, in its sole discretion, add or make changes to Products in, or remove Products from Schedule A upon one-year prior notice to Distributor, in each case, without obligation to modify or change any Products previously delivered or to supply new goods meeting earlier specifications. In case Products which are removed by Seller from Schedule A represent a separate category of Products, Distributor´s non-competition obligations under Section 3.1(b) above shall no longer apply in respect to such category of Products, but Seller´s obligation under the exclusivity granted under Section 1.1 not to distribute such category of Products in the Territory other than through the Distributor shall survive such removal of such Products.
4.5
Minimum Purchase Requirements. Distributor’s purchasing of Products from Seller shall be subject to certain minimum purchase requirements, the timing and establishment of which is explained below.
(a)
Within thirty days of the Effective Date, Distributor and Seller shall mutually agree on the minimum number of Products that Distributor is required to purchase from Seller for Q4 2023 (“Initial Minimum Purchase Requirement”).
(b)
No later than November 30, 2023 (and annually thereafter until the termination or expiration of this Agreement), Distributor shall provide to Seller its proposed minimum purchase requirement for the upcoming year divided quarterly which, for each of the first three years after the Effective Date, shall be greater than or equal to a [******] percent increase year over year. The Seller may accept the proposal or reject it and negotiate with Distributor. If the Parties reach an agreement on a requirement, that agreed-upon requirement shall become the “Minimum Purchase Requirement”. If the Parties are unable to agree on a new Minimum Purchase Requirement within thirty days, each Party shall be entitled to terminate this Agreement with 12 months’ notice effective at the end of a calendar year. For the time between declaration of such termination and the end of the respective calendar year, no Minimum Purchase Requirements shall apply, and Seller shall be relieved of the Exclusivity provisions of Section 1.
(c)
If Distributor purchases, in a given period of time, less than the Initial Minimum Purchase Requirements or the Minimum Purchase Requirements, as the case may be, Distributor shall not be required to purchase the missing volume of Products, but the failure to reach the Minimum Purchase Requirements shall only result in Seller´s termination right under Section 10.3(a)(i) below and in no other claims whatsoever of Seller against Distributor.
4.6
Exchange Rate Risk-Sharing. If the exchange rate between the United States Dollar (USD) and the Euro fluctuates more than ten percent for two consecutive quarters, the Parties agree to bear the change equally and adjust the then-applicable Products price in proportion to fifty percent of the two quarters’ change. By way of example only, if the exchange rate fluctuates twenty percent across two consecutive quarters, the Products’ price shall be adjusted by ten percent.

4.7
Growth Rebate. If sales in a given calendar year are more than 50% higher than sales in the immediately prior calendar year (a “Growth Year”), Seller shall pay to Distributor a one-time rebate of [******]% of Distributor’s total purchase price of Products from Seller for that Growth Year within sixty days of the end of the Growth Year. Provided, however, that no calendar year may be a Growth Year if the Agreement was not continuously in effect for twelve months prior to the first day of that Growth Year.
5.
Distributor Reporting Obligations.
5.1
Customer Complaints and Adverse Events. Distributor shall report to Seller as without undue delay after such complaint has come to Distributor´s attention, any complaint from a customer concerning the use of a Product or any report of an adverse patient reaction from being treated with a Product. In the event of death or an unanticipated serious deterioration in a person's state of health; the report shall be provided by Distributor to Seller immediately.

Reports shall be made to Seller’s Quality Assurance Department via email: [******].

5.2
Monthly Reporting. Beginning on the one-month anniversary of the Effective Date, and continuing until the Agreement expires or is terminated, Distributor shall deliver to Seller a report in compliance with the requirements of Schedule B. If Distributor’s forecast required by Schedule B indicates a failure or anticipated failure to reach the Minimum Purchase Requirement for two consecutive quarters, Seller may elect to treat this failure as a breach under Section 10.3(a)(i).
6.
Orders Procedure.
6.1
Purchase Orders. Distributor shall issue all purchase orders ("Purchase Order(s)") to Seller in written form via e-mail. By placing an order, Distributor makes an offer to purchase Products under the terms and conditions of this Agreement and the following commercial terms listed in the purchase order ("Purchase Order Transaction Terms"), and on no other terms: (a) the Products to be purchased, including Product names (b) the quantities ordered; and (c) the requested delivery date. Except regarding the Purchase Order Transaction Terms, any variations made to the terms and conditions of this Agreement by Distributor in any Purchase Order are void and have no effect.
6.2
Acceptance and Rejection of Purchase Orders. Seller, in its sole discretion, may accept or reject any Purchase Order. Seller may accept any Purchase Order by confirming the order (whether by written confirmation, invoice, or otherwise) or by delivering the Products, whichever occurs first. If Seller does not accept the Purchase Order under the terms of this Section 6.2 within thirty days of Seller's receipt of the Purchase Order, the Purchase Order will lapse. Distributor has no right to cancel any Purchase Order submitted by it. If Seller rejects a Purchase Order or it lapses, or if Seller does not ship Products under an order, the quantity of Products which was subject of such Purchase Order shall nevertheless count against Seller´s Minimum Purchase Requirements for the respective quarter.
7.
Shipment and Delivery.

7.1
Shipment and Delivery Requirements. Unless otherwise expressly agreed to by the Parties, Seller shall deliver the Products to a shipping company at Seller’s facility, using Seller's standard methods for packaging and shipping the Products. Seller may, in its sole discretion, without liability or penalty, make partial shipments of Products, each of which constitutes a separate sale, and Distributor shall pay for the units shipped in accordance with the payment terms specified in 54.3 whether such shipment is in whole or partial fulfillment of a Purchase Order, provided, however, that if partial shipments are made, Seller shall re-imburse to Distributor the difference between the transportation costs which Distributor has paid for all partial shipments and the transportation costs which Distributor would have had to pay if all the partial shipments would have been made in one shipment. Seller will use commercially reasonable efforts to timely provide the Products for shipment to meet the times quoted for delivery.
7.2
Title and Risk of Loss. Title and risk of loss passes to Distributor upon departure of the Products from a Seller facility.
7.3
Acceptance of Products. Distributor shall inspect Products received under this Agreement. Within five business days after receipt of the Products at Distributor´s facility, Distributor shall check the Products for identity of the ordered Products to the ordered products, for quantity and for visible damages. Distributor shall be deemed to have accepted the Products in respect to identity, quantity, and visible defects after such five business days term unless it earlier notifies Seller in writing (email being sufficient) and furnishes written evidence or other documentation as required by Seller that the Products have visible defects or do not conform to the ordered quantity or are not identical to the ordered Products. If Distributor later detects defects of the Products, it shall notify Seller in writing (email being sufficient) within five business days after detection of such defect.

If Distributor notifies Seller pursuant to this Section 7.3, then Seller shall determine, in its sole discretion, whether to repair or replace the Products.

Distributor shall ship at Seller´s expense and risk of loss, all goods to be returned, repaired, or replaced under this Section 7.3 to Seller's facility located at AVITA Medical Americas, LLC, [******], United States. If Seller exercises its option to replace the Products, Seller shall, after receiving Distributor's shipment of the Products under this provision, ship to Distributor, at Seller's expense and Seller´s risk of loss, the replaced Products to an address of Distributor’s choosing. .

Except as provided under Sections 7.3 and 14.1, all sales of Products to Distributor under this Agreement are made on a one-way basis and Distributor has no other right to return Products purchased under this Agreement.

8.
Seller's Trademark License Grant. Seller hereby grants to Distributor a non-exclusive, non-transferable, and non-sublicensable license in the Territory during the Term solely in connection with the promotion, advertising, and sale of the Products in accordance with the terms and conditions of this Agreement to use all Seller's trademarks and service marks, whether registered or unregistered, including the listed registrations and applications and any registrations which may be granted pursuant to such applications. On expiration or earlier termination of this Agreement or upon Seller request, Distributor shall promptly discontinue the display or use of any trademark or service mark or change the way it is displayed or used with regard to the Products.

Upon expiration or earlier termination of this Agreement, Distributor's rights under this Section 8 shall cease immediately. Other than the express licenses granted by this Section 8, Seller grants no right or license to Distributor, by implication, estoppel or otherwise, to the Products or any intellectual property rights of Seller or its affiliates.
9.
Distributor’s Handling of Products and Promotional Materials.
9.1
The handling and intake of the Products and the storage of the Products by Distributor shall be in strict accordance with any and all instructions and quality requirements of Seller, unless a regulatory body with jurisdiction over the Products in the Territory or Distributor provide stricter requirements, in which case the most stringent requirement shall govern. Distributor shall not re-sterilize without the prior written consent of Seller.
9.2
Distributor shall have no right to alter the original labeling or packaging of the Products unless required by the law in the Territory. Distributor shall consult with Seller if such change is required. Distributor represents and warrants that in the promotion of the Products it shall only use unaltered (other than accurate translation into the native language of the Territory) promotional materials produced by Seller and approved by Seller’s internal medical-legal-regulatory review team. In the event this Section 9.2 conflicts with Section 12 (“Compliance with Laws”) Distributor shall notify Seller and work collaboratively with Seller to reach a solution. If Distributor identifies a promotional need not addressed by Seller’s approved promotional materials, Distributor shall notify Seller and work collaboratively with Seller to reach a solution.
9.3
Distributor represents and warrants that any translation of written materials related to the Products, including but not limited to their instructions for use and labeling, are accurate translations in the native language of the Territory.
10.
Term; Termination.
10.1
Term. The term of this Agreement commences on the Effective Date and terminates on the fifth anniversary of that date, unless terminated earlier under the terms of this Agreement. (the "Term"). At least thirty days before the expiration of the Term, the Parties may extend the Term by a mutual written agreement. If Distributor has successfully met the Minimum Purchase Requirements for the entire duration of the Term, the Agreement shall automatically renew for additional five-year period (the “Renewal Term”), unless terminated earlier under the terms of this Agreement, subject to an adjustment of Minimum Purchase Requirements as set forth in Section 4.5(b) above. This renewal for additional five-year Renewal Term shall be revolving, which means that if at the end of such Renewal Term the conditions for another Renewal Term are met, this Agreement shall again automatically renew.
10.2
Mutual Termination Rights. Either Party may terminate this Agreement upon notice to the other Party if the other Party is in material breach of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured within forty-five days following the other Party's receipt of notice of such breach. Either Party may also terminate this Agreement if the other Party:
(i)
becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

(ii)
files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law;
(iii)
seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts;
(iv)
makes or seeks to make a general assignment for the benefit of its creditors; or
(v)
applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.
10.3
Seller Termination Rights.
(a)
Seller may terminate this Agreement if Distributor:
(i)
after the one-year anniversary of the Effective Date, fails to meet the Minimum Purchase Requirement for two consecutive quarters, provided however that for termination under this sub-Section 10.3(a) Seller shall pay to Distributor one year of Distributor’s gross annual profits based on the gross profits of the immediately preceding two quarters; or
(ii)
is indicted under any Anti-Bribery Law or conducts itself in such a way that raises a reasonable suspicion that it has violated any Anti-Bribery Law as defined in sub-Section 13.1. For the avoidance of doubt, this sub-Section 10.3(a)(ii) also applies to any employees, agents, directors, and officers of Distributor.
(b)
In the event Seller reasonably anticipates the sale of more than 50% of Seller’s equity or a sale of substantially all of its assets (each a “Change of Control”) Seller may terminate this Agreement upon one-year written notice. In lieu of one year notice, Seller may elect to pay Distributor one year of Distributor’s gross annual profits based on the gross profits of the immediately preceding two quarters.
10.4
Effect of Expiration or Termination. Upon the expiration or earlier termination of this Agreement:
(a)
All outstanding Purchase Orders shall not be affected by the termination;
(b)
Each Party shall promptly return or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other Party's Confidential Information;
(c)
If applicable, Distributor shall transfer any and all reimbursement approvals to an entity of Seller’s choosing within sixty days of termination or expiration of the Agreement;

(d)
Distributor shall transfer (or provide an unlimited, worldwide, fully paid-up license to) any and all intellectual property created by Distributor in performance of this Agreement; and
(e)
Seller shall repurchase, in consideration for the original Seller´s purchase price, all Distributor’s inventory of Product with at least six months shelf life remaining, except for such Products which are subject of a binding purchase agreement between Distributor and a customer.
11.
Confidential Information. From time to time during the Term, either Party may disclose or make available to the other Party information about its business affairs, products, confidential intellectual property, trade secrets, third-party confidential information, and other sensitive or proprietary information (collectively, "Confidential Information"). Confidential Information shall not include information that: (a) at the time of disclosure or later is in the public domain; (b) is known to the receiving party at the time of disclosure; or (c) is rightfully obtained by receiving party on a non-confidential basis from a third party or (d) is developed by the receiving party independent from and without use of the disclosing party´s Confidential Information.

The receiving party shall not disclose any such Confidential Information to any person or entity, except to the receiving party's employees who have a need to know the Confidential Information for the receiving party to perform its obligations hereunder.

12.
Compliance with Laws. Distributor represents and warrants to Seller that (a) Distributor is in compliance with and shall comply with all applicable laws, regulations, and ordinances, including but not limited to all laws in the Territory regarding the sale and promotion of the Products, the EU General Data Protection Regulations, as applicable; and (b) Distributor has and shall maintain in effect all the licenses, permissions, authorizations, consents, and permits that it needs to carry out its obligations under this Agreement.
13.
Anti-Bribery Representations and Warranties. Each party represents and warrants to the other party that:
13.1
Such party and its shareholders, partners, officers, directors, employees, agents, and anyone acting on its behalf (collectively, the "Representatives") are and shall remain in compliance with all applicable anti-bribery and anti-corruption laws, including the US Foreign Corrupt Practices Act and any laws or regulations of the Territory concerning similar subject matter (collectively, the "Anti-Bribery Laws").
13.2
Neither such party nor any of its Representatives has, directly or indirectly, offered, paid, promised, or authorized the giving of money or anything of value to any:
(a)
Government Official (as defined in Section 13.5(c));
(b)
person or entity; or
(c)
other person or entity while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, given, or promised, directly or indirectly, to a Government Official or another person or entity; for the purpose of:

(i)
influencing any act or decision of such Government Official or such person or entity in their official capacity, including a decision to do or omit to do any act in violation of their lawful duties or proper performance of functions; or
(ii)
inducing such Government Official or such person or entity to use their influence or position with any Government Entity or other person or entity to influence any act or decision.

in order to obtain or retain business for, direct business to, or secure an improper advantage for a party to this Agreement.

13.3
Neither such party nor any of its Representatives:
(a)
is a Government Official or employs any Government Official or Close Family Member of any Government Official; or
(b)
has a personal, business, or other relationship or association with any Government Official or Close Family Member of any Government Official who may have responsibility for or oversight of any business activities of Seller or any of its subsidiaries, other than any relationships or associations that have been disclosed in writing to the other party.
13.4
Neither such party nor any of its Representatives is or has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative, or regulatory body, or customer regarding any violation or alleged violation of any Anti-Bribery Law. To the knowledge of such party, (i) no such investigation, inquiry, or proceeding has been threatened or is pending; and (ii) there are no circumstances likely to give rise to any such investigation, inquiry, or proceeding.
13.5
For purposes of this Agreement:
(a)
"Close Family Member" means (i) the individual's spouse; (ii) the individual's and the spouse's grandparents, parents, siblings, children, nieces, nephews, aunts, uncles, and first cousins; (iii) the spouse of any persons listed in subcategory (ii); and (iv) any other person who shares the same household with the individual.
(b)
"Government Entity" means (i) any national, state, regional, or local government (including, in each case, any agency, department, or subdivision of such government); (ii) any political party; (iii) any entity or business that is owned or controlled by any of those bodies listed in subcategory (i) or (ii); or (iv) any international organization, such as the United Nations or the World Bank.
(c)
"Government Official" means (i) any director, officer, employee, agent, or representative (including anyone elected, nominated, or appointed to be a director, officer, employee, agent, or representative) of any Government Entity, or anyone otherwise acting in an official capacity on behalf of a Government Entity; (ii) any political party, political party official, or political party employee; (iii) any candidate for public or political office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).

13.6
such party has adopted and maintains adequate policies, procedures, and controls to ensure that Distributor has complied and is in compliance with all Anti-Bribery Laws, including at a minimum policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties, and training of personnel.
14.
Limited Product Warranty and Disclaimer.
14.1
Limited Product Warranty. Seller warrants that the Products are free from defects in material and workmanship under normal use and service with proper maintenance, that the Products are fit for their intended purpose, and that the Products do not infringe upon Third Party´s intellectual property rights, both for a period of time which shall be the shelf life of the Products plus three months. The term for such warranties shall begin upon receipt of the Product by Distributor at its facility. Distributor or its customer shall promptly notify Seller of any known warranty claims and shall cooperate in the investigation of such claims. If any Product is proven to not conform with this warranty during the applicable warranty period, Seller shall, at its exclusive option, either repair or replace the Product or, if such repair or replacement is not successful, refund the purchase price paid by Distributor for each non-conforming Product. Any Product returned under this Section shall follow the return procedure in Section 7.3.

Seller shall have no obligation under the warranty set forth above if Distributor or its customer:

(a)
fails to notify Seller in writing during the warranty period of a non-conformity; or
(b)
uses, misuses, or neglects the Product in a manner inconsistent with the Product's specifications or use or maintenance directions, modifies the Product, or improperly installs, handles, or maintains the Product.

Except as explicitly authorized in this Agreement or in a separate written agreement with Seller, Distributor shall not service, repair, modify, alter, replace, reverse engineer, or otherwise change the Products it sells to its customers. Notwithstanding Distributor´s statutory warranty towards its customers, Distributor shall not provide its own warranty regarding any Product which goes beyond the statutory warranty.

14.2
DISCLAIMER. EXCEPT FOR THE WARRANTIES SET OUT UNDER THIS SECTION 14, NEITHER SELLER NOR ANY PERSON ON SELLER'S BEHALF HAS MADE OR MAKES FOR DISTRIBUTOR'S OR ITS CUSTOMERS' BENEFIT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER'S BEHALF EXCEPT THOSE SET FORTH IN THIS AGREEMENT.
15.
Distributor´s Indemnification. Subject to the terms and conditions of this Agreement, Distributor shall indemnify, hold harmless, and defend Seller and its parent, officers, directors, partners, members, shareholders, employees, agents, affiliates, successors, and permitted assigns (collectively, "Seller Indemnified Party") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers relating to any claim of a third party or Seller arising out of or occurring in connection with: (a) Distributor's acts or omissions as Distributor of the Products, including negligence, willful misconduct, or breach of this Agreement; (b) Distributor or its employees or agents making assertions or promoting claims about the Product that do not conform with the Products’ approved indications; (c) Distributor or its employees or agents whether willfully or negligently, using the Product outside of its approved specifications and instructions for use; (d) any failure by Distributor or its personnel to comply with any applicable laws; or (e) any breach of Distributor of its agreement with a third party as a result of or in connection with entering into, performing under, or terminating this Agreement.
16.
Indemnification. Subject to the terms and conditions of this Agreement, Seller shall indemnify, hold harmless, and defend Distributor and its parent, officers, directors, partners, members, shareholders, employees, agents, affiliates, successors, and permitted assigns (collectively, "Distributor Indemnified Party") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers relating to any claim of a third party or Distributor arising out of or occurring in connection with: (a) Seller´s acts or omissions as Seller of the Products, including negligence, willful misconduct, or breach of this Agreement; (b) Seller or its employees or agents making assertions or promoting claims about the Product that do not conform with the Products’ approved indications; (c) any failure by Distributor or its personnel to comply with any applicable laws (d) product liability claims of third parties in respect to the Products, except if such Products have been used outside of its approved specifications and instructions, as set forth in the instruction for use and except if the Products have been modified by the Distributor; or (e) any breach of Seller of its agreement with a third party as a result of or in connection with entering into, performing under, or terminating this Agreement.
17.
Limitation of Liability. IN NO EVENT SHALL A PARTY OR ANY OF ITS REPRESENTATIVES BE LIABLE FOR, or be obliged to indemnify the other party from, CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT such party WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED. IN NO EVENT SHALL a party´s LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID by distributor TO SELLER UNDER THIS AGREEMENT IN THE THREE MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM THE FOREGOING LIMITATIONS APPLY EVEN IF THE other party´s REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.
18.
Insurance. For a period of two years after the Effective Date, each party shall, at its own expense, maintain and carry insurance in full force and effect that includes, but is not limited to, commercial general liability (including product liability) with limits no less than $3MM

USD for each occurrence and $5MM USD in the aggregate with financially sound and reputable insurers. Upon the other party´s request, a party shall provide such other party with a certificate of insurance and policy endorsements for all insurance coverage required by this Section 18 and shall not do anything to invalidate such insurance. Each party shall provide the other party with ninety days' advance written notice in the event of a cancellation or material change in its insurance policy.
19.
Seller´s assistance to Distributor. If Distributor is exposed to claims of third parties related to the performance or failure of the Products (including, but not limited to, customers of Distributor), Seller shall, at Distributor’s expense, use reasonable best efforts to assist Distributor in the defense against such claims, including but not limited to, through the provision of documents and studies on the Products.
20.
Entire Agreement. This Agreement, including and together with any related exhibits, schedules, and attachments constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter. In the event of conflict between the terms of this Agreement and the terms of any purchase order or other document submitted by one Party to the other, this Agreement shall control unless the Parties specifically otherwise agree in writing.
21.
Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Distributor contained herein will survive the expiration or earlier termination of this Agreement for a period of eighteen months after such expiration or termination; and (b) any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement for the period specified therein, or if nothing is specified for a period of eighteen months after such expiration or termination.
22.
Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the notice has complied with the requirements of this Section.

Notice to Distributor:
PolyMedics Innovation GmbH Heerweg 15 D Denkendorf, 73770 Germany Email: Christian.planck@polymedics.com

Notice to Seller:	28159 Avenue Stanford, Suite 220 Valencia, CA, 91355
Attention: Terry Bromley, Senior Vice President, Global Sales [******] CC: Legal Department – [******]
23.
Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect the enforceability of any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to affect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
24.
Amendments. No amendment to this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.
25.
Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
26.
Assignment. Neither Party may assign any of its rights or delegate any of its responsibilities under this Agreement without the prior written consent of the other Party. The other Party shall not unreasonably withhold or delay its consent. Any purported assignment or delegation in violation of this Section 26 shall be null and void.
27.
Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.
28.
No Third-Party Beneficiaries. Subject to the next paragraph, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

The Parties hereby designate the Distributor Indemnified Parties and the Seller Indemnified Partes as third-party beneficiaries of 1215 and 16 with the right to enforce such Sections.

29.
Choice of Law & Forum. This Agreement, including all exhibits, schedules, attachments to this Agreement, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of Delaware, United States of America, without regard to the conflict of laws of the state of California, USA. The Parties to this Agreement hereby submit to the exclusive jurisdiction of the California courts, both state and federal.

30.
Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of the Distributor to make payments to Seller hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party's ("Impacted Party") control, including, without limitation, the following force majeure events ("Force Majeure Event(s)"): (a) acts of God; (b) flood, fire, earthquake, global pandemic, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect after the Effective Date of this Agreement; and (f) national or regional emergency; The Impacted Party shall give notice within five days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party's failure or delay remains uncured for a period of sixty consecutive days following written notice given by it under this Section 30, the other Party may thereafter terminate this Agreement upon ten days written notice.
31.
Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, franchise, business opportunity, joint venture or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.
32.
English Language Controls. This Agreement shall be written and signed in English. In the event of any conflict or inconsistency between the forms of the English language text of this Agreement and any schedules, exhibits, or attachments hereto and any translations thereof, the English text shall prevail. Each Party’s signature below indicates proficiency with the English language and complete understanding of all provisions of this Agreement and any schedules, exhibits, or attachments hereto.
33.
Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the last date written below by their respective officers thereunto duly authorized.

PolyMedics Innovation GmbH By__/s/Christian Plancke________________ Name: Christian Plancke Title: Co-CEO Date:___11/7/2023__________________	AVITA Medical Americas, LLC By_/s/James Corbett__________________ Name: James Corbett Title: CEO Date:____11/8/2023_______________

Schedule A

Products and Price List

·
“Product” or “Products” means RECELL® 1920, RECELL GO™, RECELL GO™ cartridges, and any new releases, enhancements or modifications thereof as agreed by Distributor and Seller from time to time.
·
YEAR 1 PRICING

Product	Price
RECELL® 1920	Per Section 4.2 of the Agreement
RECELL GO™	Per Section 4.2 of the Agreement
RECELL GO™ cartridge	Per Section 4.2 of the Agreement
•
AVITA Medical Bank Account: [******]

Account Number: [******]

Routing Number ACH/EFT: [******]

Routing Number DOM. WIRES: [******]

SWIFT Code: [******]

Account Name: [******]

Account Address: 28159 Avenue Stanford Ste 220 Valencia, CA 91355-2203

Schedule B

Monthly Reporting Parameters

Distributor shall provide to Seller, beginning on the tenth business day after the one-month anniversary of the Effective Date, monthly reports that (1) are in English, (2) are in an easily readable, electronic format and (3) provide the following information from the previous calendar month:

•
Summary report of all customer complaints reported in accordance with Section 5
•
Number of Products sold, by Product name;
•
Average sale price of Products, by Product name
•
Number of hospitals purchasing;
•
Number of new customers;
•
Number of patients treated, by indication; (directional, using best commercial efforts to reach on a realistic estimate)
•
Market intelligence of competitive activity;
•
Emerging training deficits (if any);
•
New physician studies involving the Products of which Distributor becomes aware;
•
Rolling [******] forecast for Distributor inventory needs to be provided on a quarterly basis, adjustments to be included in the monthly report; and
•
Any other pertinent information related to the performance of the Agreement.